August 19, 2015                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS JULY 2015 OPERATING DATA
ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for July 2015. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $293.0 million increased 3 percent compared to July 2014 but declined 2 percent compared to June 2015. The favorable year-over-year comparison is largely attributable to growth in the Private Client Group segment. The sequential decline was driven by a seasonal slowdown in activity, which impacted new issue sales credits in the Private Client Group and institutional fixed income commissions.

Client assets under administration of $504.0 billion increased 6 percent and 1 percent, respectively, compared to July 2014 and June 2015. Financial assets under management reached a new record of $71.1 billion, representing increases of 11 percent over July 2014 and 1 percent over June 2015. Growth in client assets was driven by continued success in retaining and recruiting financial advisors as well as market appreciation.

“Despite robust public finance activity, investment banking results in July were challenged by a weak month for both equity underwriting and M&A,” explained CEO Paul Reilly. “Nonetheless, we continue to be encouraged by the investment banking backlog, although the timing of closings is difficult to predict.”

Total net loans at Raymond James Bank of $12.4 billion grew 17 percent over last year’s July and $300 million over the preceding month, driven by growth in the corporate loan portfolio.

“Notwithstanding the headwinds stemming from global economic concerns and uncertainty surrounding short-term rates, we remain optimistic about the long-term growth prospects in all of our businesses,” Reilly said.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has more than 6,500 financial advisors serving in excess of 2.7 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $504 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	July 2015	July 2014	% Change	June 2015	% Change
	(22 business days)	(22 business days)		(22 business days)

Total securities commissions and fees (in mil.) (1)	$293.0	$285.1	3%	$299.9	(2)%

Client assets under administration (in bil.)	$504.0	$473.4	6%	$499.8	1%

Private Client Group assets under administration (in bil.)	$479.0	$448.9	7%	$475.4	1%

Financial assets under management (in bil.) (2)	$71.1	$64.0	11%	$70.2	1%

Raymond James Bank total loans, net (in bil.)	$12.4	$10.6	17%	$12.1	2%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.